United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                              (Amendment No. _1_)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            ACLARA BIOSCIENCES, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   00461P106
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event, Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00461P106                                                                      Page 2 of 14 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta Partners
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)      X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                              (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power       1,666,669
Person With
                                                              (7)      Sole Dispositive Power    -0-

                                                              (8)      Shared Dispositive Power  1,666,669

 (9)     Aggregate Amount Beneficially Owned By Each Reporting Person

               1,666,669                  Please see Attachment A
------------------------------------------                       -------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


  (11)   Percent Of Class Represented By Amount In Row (11)

               4.65%                      Please see Attachment A
------------------------------------------                       --------------------------------------------------
  (12)   Type Of Reporting Person

                  IA
-------------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. .  00461P106                                                                   Page 3 of 14 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta California Partners II, L. P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)      X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power                  -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                1,666,669
Person With                                                          Please see Attachment A

                                                     (7)      Sole Dispositive Power             -0-

                                                     (8)      Shared Dispositive Power           1,666,669
                                                                     Please see Attachment A

                                                     (9)      Aggregate Amount Beneficially Owned
                                                              By Each Reporting Person

         1,666,669                      Please see Attachment A
----------------------------------------                        ---------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         4.65%                          Please see Attachment A
----------------------------------------                        ---------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------

CUSIP No. 00461P106                                                                      Page 4 of 14 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta California Management Partners II, LLC.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)      X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
                                        Please see Attachment A

Number Of Shares                                     (5)      Sole Voting Power                  -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                1,666,669
Person With                                                                     Please see Attachment A

                                                     (7)    Sole Dispositive Power               -0-

                                                     (8)    Shared Dispositive Power             1,666,669
                                                                                Please see Attachment A

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

               1,666,669                Please see Attachment A
----------------------------------------                       ----------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         4.65%                          Please see Attachment A
----------------------------------------                       ----------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------


CUSIP No. 00461P106                                                                      Page 5 of 14 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta Embarcadero Partners II, LLC
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)      X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
                                        Please see Attachment A

Number Of Shares                                              (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power       1,666,669
Person With                                                                     Please see Attachment A

                                                              (7)      Sole Dispositive Power    -0-

                                                              (8)      Shared Dispositive Power  1,666,669
                                                              Please see Attachment A


  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,666,669                      Please see Attachment A
----------------------------------------                       ----------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         4.65%                          Please see Attachment A
----------------------------------------                       ----------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------


CUSIP No. . 00461P106                                                                    Page 6 of 14 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Jean Deleage
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)      X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                              (5)      Sole Voting Power         882
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power       1,666,669
Person With
                                                              (7)      Sole Dispositive Power    882

                                                              (8)      Shared Dispositive Power  1,666,669

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,667,551                  Please see Attachment A
------------------------------------                       --------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         4.65%                      Please see Attachment A
------------------------------------                       --------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 00461P106                                                                      Page 7 of 14 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Garrett Gruener
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)      X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                              (5)      Sole Voting Power         1,336
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power       1,666,669
Person With
                                                              (7)      Sole Dispositive Power    1,336

                                                              (8)      Shared Dispositive Power  1,666,669

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,668,005                  Please see Attachment A
------------------------------------                       --------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         4.65%                      Please see Attachment A
------------------------------------                       --------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00461P106                                                                      Page 8 of 14 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Daniel Janney
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)      X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                              (5)      Sole Voting Power         768
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power       1,666,669
Person With
                                                              (7)      Sole Dispositive Power    768

                                                              (8)      Shared Dispositive Power  1,666,669

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,667,437         Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         4.65%             Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00461P106                                                                      Page 9 of 14 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alix Marduel
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)      X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                              (5)      Sole Voting Power         800
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power       1,666,669
Person With
                                                              (7)      Sole Dispositive Power    800

                                                              (8)      Shared Dispositive Power  1,666,669

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,667,469                      Please see Attachment A
----------------------------------------                        ---------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         4.65%                          Please see Attachment A
----------------------------------------                       ----------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  00461P106                                                                     Page 10 of 14 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Guy Nohra
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)      X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                        Please see Attachment A
Number Of Shares                                              (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power       1,666,669
Person With
                                                              (7)      Sole Dispositive Power    -0-

                                                              (8)      Shared Dispositive Power  1,666,669

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,666,669                      Please see Attachment A
----------------------------------------                       ----------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         4.65%                          Please see Attachment A
----------------------------------------                       ----------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a)      Name of Issuer: Aclara BioSciences, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  1288 Pear Avenue
                  Mountain View, CA 94043


Item 2.

(a)      Name of Person Filing:

         Alta Partners ("AP")
         Alta California Partners II, L.P. ("ACPII")
         Alta California Management Partners II, LLC. ("ACMPII")
         Alta Embarcadero Partners II, LLC ("AEPII")
         Jean Deleage ("JD")
         Garrett Gruener ("GG")
         Dan Janney ("DJ")
         Alix Marduel ("AM")
         Guy Nohra ("GN")

 (b)     Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

 (c)     Citizenship/Place of Organization:


         Entities:         AP       -       California
                           ACPII    -       Delaware
                           ACMPII           Delaware
                           AEPII            California

         Individuals:      JD               United States
                           GG               United States
                           DJ               United States
                           AM               United States
                           GN               United States

(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number: .  00461P106

Item 3.  Not applicable.

Item 4        Ownership.
                                        Please see Attachment A
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
                                         AP        ACPII       ACMPII       AEPII          JD
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


(a)     Beneficial Ownership         1,666,669   1,666,669    1,666,669   1,666,669    1,667,551
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


(b)     Percentage of Class            4.65%       4.65%        4.65%       4.65%        4.65%
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


(c)     Sole Voting Power               -0-         -0-          -0-         -0-          882
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


        Shared Voting Power          1,666,669   1,666,669    1,666,669   1,666,669    1,666,669
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


        Sole Dispositive Power          -0-         -0-          -0-         -0-          882
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


        Shared Dispositive Power     1,666,669   1,666,669    1,666,669   1,666,669    1,666,669
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


                                         GG          DJ          AM           GN
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


(a)     Beneficial Ownership         1,668,005   1,667,437    1,667,469   1,666,669
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


(b)     Percentage of Class            4.65%       4.65%        4.65%       4.65%
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


(c)     Sole Voting Power              1,336        768          800         -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


        Shared Voting Power          1,666,669   1,666,669    1,666,669   1,666,669
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


        Sole Dispositive Power         1,336        768          800         -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


        Shared Dispositive Power     1,666,669   1,666,669    1,666,669   1,666,669
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


Item 5.       Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.       Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.       Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    January 29, 2002

ALTA PARTNERS                                        ALTA CALIFORNIA PARTNERS II, L.P.

                                                     By:  Alta California Management Partners II, LLC,
                                                              its General Partner


By:           /s/ Jean Deleage                       By:      /s/ Jean Deleage
   -----------------------------------------            -----------------------------------------
              Jean Deleage, President                         Jean Deleage, Member


ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC ALTA EMBARCADERO PARTNERS II, LLC



By:           /s/ Jean Deleage                       By:      /s/ Jean Deleage
   -----------------------------------------            -----------------------------------------
              Jean Deleage, Member                            Jean Deleage, Member




              /s/ Jean Deleage                                /s/ Guy Nohra
--------------------------------------------         --------------------------------------------
              Jean Deleage                                    Guy Nohra


              /s/ Garrett Gruener                             /s/ Alix Marduel
--------------------------------------------         --------------------------------------------
              Garrett Gruener                                 Alix Marduel


              /s/ Daniel Janney
--------------------------------------------
              Daniel Janney


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    January 29, 2002

ALTA PARTNERS                                        ALTA CALIFORNIA PARTNERS II, L.P.

                                                     By:  Alta California Management Partners II,
                                                              LLC, its General Partner


By:      /s/ Jean Deleage                            By:      /s/ Jean Deleage
   -----------------------------------------            -----------------------------------------
         Jean Deleage, President                              Jean Deleage, Member


ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC ALTA EMBARCADERO PARTNERS II, LLC



By:      /s/ Jean Deleage                            By:      /s/ Jean Deleage
   -----------------------------------------            -----------------------------------------
         Jean Deleage, Member                                 Jean Deleage, Member





         /s/ Jean Deleage                                     /s/ Guy Nohra
--------------------------------------------         --------------------------------------------
         Jean Deleage                                         Guy Nohra


         /s/ Garrett Gruener                                  /s/ Alix Marduel
--------------------------------------------         --------------------------------------------
         Garrett Gruener                                      Alix Marduel


         /s/ Daniel Janney
--------------------------------------------
         Daniel Janney


                                  Attachment A

Alta Partners provides investment advisory services to several venture capital funds including, Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC. Alta California Partners II, L.P. beneficially owns 1,652,058 shares of Common Stock. Alta Embarcadero Partners II, LLC beneficially owns 14,611 shares of Common Stock. The respective general partners and members of Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC exercise sole voting and investment power with respect to the shares owned by such funds.

Certain principals of Alta Partners are members of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.), and members of Alta Embarcadero Partners II, LLC. As members of such funds, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Mr. Jean Deleage, a director of the company, is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P), and a member of Alta Embarcadero Partners II, LLC. Thus he shares voting and dispositive powers over the 1,652,058 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and the 14,611 shares beneficially owned by Alta Embarcadero Partners II, LLC. Mr. Deleage disclaims beneficial ownership held by Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC except to the extent of his proportionate pecuniary interest there in. Mr. Deleage disclaims all beneficial ownership of all shares held by Alta Embarcadero Partners II, L.P. except to the extent of his proportionate pecuniary interest. Mr. Deleage holds stock options for 12,000 shares of Common Stock that was granted in June 2001. See below for disclosure of share ownership.

     Common Stock Ownership: Shares Owned by / Affiliated with Jean Deleage

Beneficial Owner (issued in the name of)           # of Shares    Date Acquired

Jean Deleage                                            882      August 31, 2000
Deleage Children's Trust FBO Andre Deleage (1)          113      August 31, 2000
Deleage Children's Trust FBO Emmanuel Deleage (1)       113      August 31, 2000
Deleage Children's Trust FBO Phillippe Deleage (1)      113      August 31, 2000
Deleage Children's Trust FBO Michel Deleage (1)         113      August 31, 2000


(1) of which Mr. Deleage, a principal of Alta Partners (a venture capital firm), is neither a trustee nor claims any beneficial ownership.

Mr. Garrett Gruener is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) and a member of Alta Embarcadero Partners II, LLC. Thus he shares voting and dispositive powers over the 1,652,058 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and the 14,611 shares beneficially owned by Alta Embarcadero Partners II, LLC. Mr. Gruener disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein. He beneficially owns 1,336 shares, which he has sole voting and dispositive powers over.


                                                   Page 1 of 2   of Attachment A

                                                   Page 2 of 2   of Attachment A




Mr. Daniel Janney is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) Thus he shares voting and dispositive powers over the 1,652,058 shares of Common Stock beneficially owned by Alta California Partners II, L.P. Mr. Janney disclaims beneficial ownership of all such shares held by the foregoing fund except to the extent of his proportionate pecuniary interests therein. He beneficially owns 768 shares, which he has sole voting and dispositive powers over.


Dr. Alix Marduel is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) Thus she shares voting and dispositive powers over the 1,652,058 shares of Common Stock beneficially owned by Alta California Partners II, L.P. Dr. Marduel disclaims beneficial ownership of all such shares held by the foregoing fund except to the extent of her proportionate pecuniary interests therein. She beneficially owns 800 shares, which he has sole voting and dispositive powers over.


Mr. Guy Nohra is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) and a member of Alta Embarcadero Partners II, LLC. Thus he shares voting and dispositive powers over the 1,652,058 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and the 14,611 shares beneficially owned by Alta Embarcadero Partners II, LLC. Mr. Nohra disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of their proportionate pecuniary interests therein.


Alta Partners is a venture capital firm with an office in San Francisco. Alta Partners is California Corporation. Alta California Partners II, L.P. is a Delaware Limited Partnership and Alta Embarcadero Partners II, LLC is a California Limited Liability Company.